Exhibit 3.50
Corecomm Services, LLC

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 07/12/2001 010337013 — 2903996
CERTIFICATE OF CONVERSION
OF
CORECOMM SERVICES, INC.
INTO
CORECOMM SERVICES LLC.

Pursuant to Section 266 of the General Corporation Law
of the State of Delaware

          FIRST: The name of the corporation is CoreComm Services, Inc. (the “ Corporation”) and the jurisdiction of its incorporation is the State of Delaware.
          SECOND: The date of the Corporation is June 3, 1998.
          THIRD: The name of the limited liability company into which the Corporation shall be converted is CoreComm Services LLC.
          FOURTH: This conversion has been approved in accordance with the provisions of Section 266 of the General Corporation Law of the State of Delaware.
          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Conversion to be executed in its corporate name this 9th day of July, 2001.

CORECOMM SERVICES, INC.
By:	/s/ Richard J. Lubasch
	Name:	Richard J. Lubasch
	Title:	Senior Vice President, General Counsel & Secretary

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 07/12/2001 010337013 — 2903996
CERTIFICATE OF FORMATION
OF
LIMITED LIABILITY COMPANY
          FIRST: The name of the limited liability company is CoreComm Services, LLC.
          SECOND: The address of its registered office in the State of Delaware is located at 9 East Lookerman Street, in the City of Dover, Country of Kent. The name of its registered agent at such address is National Registered agents, Inc.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CoreComm Services LLC on this 9th day of July, 2001.

CORECOMM SERVICES LLC
By:	/s/ Richard J. Lubasch
	Name:	Richard J. Lubasch